Exhibit (d)(6)

AMENDMENT

This Amendment shall become effective as of 14 August 2019 (the “Effective Date”).

With regard to the Mutual Confidentiality Agreement dated 14 August 2018 (collectively the “Agreement”)

By and between	Novo Nordisk A/S Novo Allé 2880 Bagsværd Denmark CVR No. 24256790 (hereinafter referred to as “Novo Nordisk”)
And	Dicerna Pharmaceuticals, Inc. 87 Cambrigepark Drive Cambrige, MA 02140 United States (hereinafter referred to as “Company”)

Novo Nordisk and Company are hereinafter also referred to individually as “Party” and collectively as “Parties”.

WHEREAS the Parties wish to extend the term of the Agreement; and

WHEREAS pursuant to Clause 4.7 of the Agreement the Parties can amend the Agreement upon written mutual agreement; and

WHEREAS the Parties have agreed to execute this amendment (the “Amendment”);

Now, therefore, intending to be legally bound, the Parties agree as follows:

1.

The Parties agree that the terms of this Amendment are intended to be supplemental to the terms of the Agreement. The terms of the Agreement remain in full force and effect and shall apply to the Amendment as well. To the extent the Agreement is explicitly amended by this Amendment, the terms of the Amendment will control where the terms of the Agreement are contrary to or conflict with the provisions of this Amendment.

AMENDMENT	Page 1 of 2

2.	The Agreement is hereby amended as follows:

Clause 3.1, first sentence is replaced in its entirety by the following:

“This Agreement may be terminated by either Party by giving thirty (30) days’ written notice to the other Party and, unless sooner terminated or otherwise extended by being incorporated into another agreement, it shall automatically terminate two (2) years from the Effective Date hereof.”

3.	This Amendment shall be construed and interpreted pursuant to the laws stipulated in the Agreement.

4.	All disputes arising out of or in connection with this Amendment shall be finally settled as stipulated in the Agreement.

By signing below, each Party acknowledges its acceptance of the above-described changes that are to be effective as of the Effective Date set forth at the beginning of the Amendment, and that will become an integral part of the Agreement. Further, each Party warrants that it has the authority to enter into this Amendment.

SIGNED BY:

Date: 12-Aug-2019		Date:
On behalf of Novo Nordisk A/S:		On behalf of Dicerna Pharmaceuticals, Inc.:

/s/ Søren Tullin		/s/ Christo Shalish
Name:	Søren Tullin	Name:	Christo Shalish
Title:	Corporate Vice President	Title:	V.P. Business Development
Date:		Date:
On behalf of Novo Nordisk A/S:		On behalf of Dicerna Pharmaceuticals, Inc.:

Name:		Name:
Title:		Title:

AMENDMENT	Page 2 of 2